Exhibit 23.1

The accompanying financial statements give effect to a 1.1494 to one forward share split of Polyrizon Ltd. which will take place prior to the effective date of the registration statement. The following report is in the form which will be furnished by Brightman Almagor Zohar & Co., an independent registered public accounting firm, upon completion of the 1.1494 to one forward share split of the ordinary shares of Polyrizon Ltd. described in Note 7b(5) and 13g to the financial statements, assuming that from August 14, 2024 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

August 14, 2024

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-266745 on Form F-1 of our report dated May 20, 2024 relating to the financial statements of Polyrizon Ltd. (except for subsequent events described in Note 13e and 13f, as to which the date is August 14, 2024 and the effects of the forward share split described in Note 7b(5) and 13g, as to which the date is ___________ ). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel